UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: February 27, 2009

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers Compensatory Arrangements of Certain Officers.

On February 27, 2009, the Compensation Committee of the Board of Directors of National CineMedia, Inc. (the “Company”) approved a discretionary bonus (in addition to the 2008 bonus approved in accordance with the 2008 National CineMedia, Inc. Performance Bonus Plan) for Ralph E. Hardy, the Company’s Executive Vice President, General Counsel and Secretary, in the amount of $38,337, which will be paid in early March 2009.

On March 2, 2009, Peter C. Brown resigned from the Company’s Board of Directors. Mr. Brown was designated to the Company’s Board of Directors by AMC Entertainment Inc. (“AMC”) pursuant to the Director Designation Agreement between the Company and its founding members, AMC, Cinemark Holdings, Inc. and Regal Entertainment Group. Mr. Brown has retired as Chairman of the Board, Chief Executive Officer and President of AMC. The Company has been notified by AMC that it will fill the position on the Company’s Board of Directors that was vacated by Mr. Brown by designating AMC’s new Chief Executive Officer, Gerardo I. Lopez, to serve in that capacity. Once the designation of a successor to Mr. Brown in his former capacity as a member of the Company’s Board of Directors is made by AMC, the Company’s Board of Directors will consider AMC’s designation and take action pursuant to the Director Designation Agreement and the Company’s Certificate of Incorporation to fill the vacancy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: March 4, 2009	By:	/s/ Ralph E. Hardy
Ralph E. Hardy Executive Vice President, General Counsel and Secretary